Exhibit 99.1

Contact:

Charles & Colvard Ltd.

Jim Braun, Chief Financial Officer

(919) 468-0399 Ext. 224

jbraun@moissanite.com

Investor Relations

Bill Zima

Integrated Corporate Relations

(203) 682-8200

wzima@icrinc.com

Charles & Colvard Reports First Quarter Financial Results

MORRISVILLE, N.C., April 24, 2007 — Charles & Colvard, Ltd. (NASDAQ: CTHR), the global source of moissanite, a created jewel available for use in fine jewelry, today reported first quarter 2007 operating results.

For the three months ended March 31, 2007, net sales decreased 28% to $5.8 million as compared to $8.0 million in the first quarter of 2006. Gross profit decreased 25% to $4.4 million compared to $5.9 million in the prior year period. Gross profit margins increased 300 basis points to 76.7% in the first quarter of 2007 from 73.7% in the comparable quarter of 2006 primarily as a result of improved production costs during the period being relieved from inventory.

Operating income for the three months ended March 31, 2007 decreased 75% to $587,000 from $2.3 million for the same period in 2006. Net income for the first quarter of 2007 decreased 78% to $339,000, or $0.02 per diluted share, compared to net income of $1.5 million, or $0.08 per diluted share, in the comparable period of 2006.

Bob Thomas, President and Chief Executive Officer commented, “The shortfall in expected revenue during the first quarter was caused by the lack of new distribution shipments, a reduction of television broadcast hours in the U.S. dedicated to moissanite product sales and the previously disclosed decision by Landau Stores to reduce the number of outlets offering moissanite jewelry. In addition, as previously reported, weakness of our overall sell-thru rate in the 2006 fourth quarter that resulted in higher beginning first quarter inventory levels at both our major manufacturing customers and their retail customers slowed our pipeline of new product orders during the first quarter. As a result of these events, we are adjusting our annual revenue expectations downward to reflect these lower than expected first quarter revenue results. We expect to see a return to a more normalized flow of orders as we progress throughout the remainder of our current fiscal year.”

Mr. Thomas continued, “We will continue to refine our marketing efforts, and the methods by which that message is delivered to consumers as we seek to regain sales momentum within our existing base of customers and add new points of distribution. In the second quarter, we have a strong opportunity to increase our presence at several prominent, national store chains. Kohl’s is scheduled to add the moissanite category at 455 new outlets. Additionally, Sears is expected to broaden its test distribution with the introduction of moissanite into 121 additional locations. We also continue to be encouraged by our progress abroad and see the opportunity to grow demand for moissanite in the U.K., via one of the leading home shopping television retailers, and expand our retail distribution in several leading countries in southern Asia.”

Mr. Thomas concluded, “We remain confident in our ultimate success in building this company into a more prominent position in the fine jewelry industry. We were also pleased to announce the extension of our share buyback program as well as a cash dividend for the third consecutive year. Our team remains committed to enhancing shareholder value and we believe our initiatives will improve our prospects for future growth.”

The Company currently expects fiscal 2007 net sales to be in the range of $45 to $48 million with stronger revenue growth in the fiscal second half as sales are expected to ramp up at Kohl’s and Sears and as other retailers accelerate their rollout to prepare for the holiday selling season. The company believes that gross profit margins will remain in the range of 65% to 75% and that full year marketing and sales expense will be in the range of approximately 36% to 41% of total net sales.

Charles & Colvard’s domestic sales in the first quarter decreased 35% to $4.6 million compared to the first quarter of 2006. International sales for the first quarter increased 28% to $1.2 million, with strong results from all key geographic regions. Total shipments of 35,300 carats for the current period were 25% less than the 47,000 carats shipped in the same period of 2006. Shipments of carats in the U.S. decreased 32% while international shipments of carats increased 33%.

At March 31, 2007 total inventory (including consignment) increased by $3.3 million compared to December 31, 2006 primarily due to the level of raw material purchases. The Company’s raw material inventories of silicon carbide crystals are purchased under exclusive supply agreements with a limited number of suppliers. Because the supply agreements restrict the sale of these crystals to only the Company, the suppliers negotiate minimum purchase commitments with the Company that may result in periodic levels of raw and in-process inventories that are higher than the Company might otherwise maintain.

Share and per share data for all periods presented reflect the effect of the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 4:45 p.m. EDT on April 24, 2007. Interested parties may participate in the call by dialing 913-312-1269. The conference call will also be broadcast live over the Internet. To listen to the live webcast of the event, please go to www.moissanite.com and click on the Investor Relations section where conference calls are posted. Please go to the website 15 minutes early to download and install any necessary audio software. A replay of the call will be available from April 24, 2007 through May 1, 2007. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is 7292242.

About Charles & Colvard, Ltd.

Charles & Colvard, Ltd. (NASDAQ: CTHR), based in the Research Triangle Park area of North Carolina, is the global sole-source of lab-created moissanite, a unique, near-colorless jewel that is distinct from other gemstones and jewels based on its exceptional fire, brilliance, luster, durability and rarity. Currently used in fine jewelry, Charles & Colvard created Moissanite™ is primarily marketed to the self-purchasing woman as the perfect reward or indulgence for a woman celebrating her achievements, whether personal or professional, big or small. For more information, please access www.moissanite.com or www.charlesandcolvard.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements expressing expectations regarding our future and projections relating to products, sales, revenues and earnings are typical of such statements and are made under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will,” “should,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently.

All forward-looking statements are subject to the risks and uncertainties inherent in predicting the future. You should be aware that although the forward-looking statements included herein represent management’s current judgment and expectations, our actual results may differ materially from those projected, stated or implied in these forward-looking statements as a result of many factors, including, but not limited to the Company’s ability to manage growth effectively, dependence on Cree, Inc. as the current supplier of the substantial majority of the raw material, ability to develop a material second source of supply, dependence on a limited number of jewelry manufacturing customers, dependence on continued growth and consumer acceptance of the Company’s products, in addition to the other risks and uncertainties described in more detail in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. We undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur except as required by the federal securities laws, and you are urged to review and consider disclosures that we make in the reports that we file with the Securities and Exchange Commission that discuss other factors relevant to our business.

Charles & Colvard, Ltd.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended March 31,
	2007	2006
Net sales	$5,780,666	$8,016,833
Cost of goods sold	1,349,620	2,109,743

Gross profit	4,431,046	5,907,090

Operating expenses:
Marketing and sales	2,676,167	2,520,791
General and administrative	1,151,957	1,030,685
Research and development	15,638	20,596

Total operating expenses	3,843,762	3,572,072

Operating income	587,284	2,335,018
Interest income	171,628	205,022

Income before income taxes	758,912	2,540,040
Income tax expense	419,628	1,015,793

Net income	$339,284	$1,524,247

Net income per share:
Basic	$0.02	$0.08

Diluted	$0.02	$0.08

Weighted-average common shares:
Basic	17,986,533	18,311,753

Diluted	18,309,814	18,923,677

Share and per share data for all periods presented reflect the one share for every four shares owned stock split, effected in the form of a 25% stock dividend, distributed on January 30, 2006.

Charles & Colvard, Ltd.

Condensed Consolidated Balance Sheets

(Unaudited)

	March 31, 2007	December 31, 2006
Assets
Current Assets:
Cash and equivalents	$15,312,854	$13,762,786
Accounts receivable	7,991,061	14,320,672
Interest receivable	29,480	16,381
Notes receivable	394,713	376,030
Inventory	20,926,200	20,677,215
Inventory on consignment	2,174,593	2,023,542
Prepaid expenses	620,773	783,989
Deferred income taxes	601,037	583,322

Total current assets	48,050,711	52,543,937
Long Term Assets:
Notes receivable	—	23,970
Inventory	14,750,546	11,808,140
Furniture and equipment, net	638,107	651,134
Patent and license rights, net	301,604	288,171
Deferred income taxes	1,005,371	686,621

Total long term assets	16,695,628	13,458,036
Total assets	$64,746,339	$66,001,973

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable:
Cree, Inc.	$1,393,854	$1,598,956
Other	1,045,597	2,870,752
Income taxes payable	328,321	413,387
Accrued payroll	258,827	322,383
Accrued co-op advertising	743,650	1,275,041
Accrued expenses and other liabilities	502,604	244,539

Total current liabilities	4,272,853	6,725,058
Long Term Liabilities	954,933	—

Total liabilities	5,227,786	6,725,058
Shareholders’ Equity	59,518,553	59,276,915

Total liabilities and shareholders’ equity	$64,746,339	$66,001,973